                                                                   EXHIBIT 10.18

                                   AGREEMENT
                                   ---------

     This Employment Agreement ("Agreement") is entered into on June 12, 1997, between Empress Casino Joliet Corporation, an Illinois corporation, 2300 Empress Drive, Joliet, Illinois 60436 hereinafter referred to as the "Company," and Joseph J. Canfora, 2300 Empress Drive, Joliet, Illinois 60436, hereinafter referred to as the "Employee," to be effective as of June 23, 1997.

                                   RECITALS:

     WHEREAS, Employee and the Company wish to enter into an agreement containing the terms and conditions of Employee's employment as President of the Company.

     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, the parties agree as follows:

     1. DUTIES. The Employee shall serve as President of the Company. As such, the Employee shall have the responsibilities and duties as set forth in the bylaws of the Company and such other duties commensurate with the position of president and chief operating officer of entities comparable to the Company, including responsibility for implementing all resolutions adopted by the Company's Board of Directors. During the term of this Agreement, Employee shall devote his full business time and attention to the business affairs of the Company and Empress Casino Hammond Corporation (with whom Employee is entering a like employment agreement) and shall use his best efforts, skills and abilities to promote the Company's interests. The Employee shall report regularly to the Board of Directors of the Company. The Company agrees that this Agreement shall not preclude the Employee from engaging in other civic, charitable and gaming industry activities. In addition, subject to the approval of a majority of the members of the Company's Board of Directors (which approval shall not be withheld without reason), Employee may serve as a member of the board of directors of corporations other than the Company.

     2. TERM. The initial term of employment pursuant to this Agreement shall begin on June 23, 1997, and, subject to the provisions hereof, shall continue until the close of business on June 22, 2000. The term of this Agreement shall be automatically extended thereafter for successive twelve (12) month periods, provided that neither party has given written notice to the other party at least one hundred and eighty (180) days prior to the end of the current term that such term shall not be extended. The original termination date of June 22, 2000, and any automatic extensions thereof shall be hereinafter defined as the "Next Scheduled Termination Date."

     3.   COMPENSATION.

     a. BASE SALARY. For all services rendered by the Employee under this Agreement, the Company shall pay the Employee a base salary at the rate of Five Hundred
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Thousand Dollars ($500,000) per year, payable on the same timetable as the regular payroll of the Company, less any salary earned by Employee from Empress Casino Hammond Corporation.

     b. BONUS. In addition, the Company will pay to the Employee for each fiscal year that the Employee is employed by the Company pursuant to this Agreement, a bonus in an amount determined in accordance with Schedule A attached hereto and incorporated herein by reference. This amount shall be payable to Employee as soon as practicable after the completion of the audit of the Company's books and records following the end of the Company's fiscal year. In any year in which the Employee is not employed for a full fiscal year, the Employee shall be entitled to receive a pro rata portion of the bonus which would otherwise be payable, based on the number of days Employee was actually employed during such year; provided, however, that if Employee is terminated for "Cause" (as defined in Section 9) or if the Employee resigns, other than at the expiration of the term of this Agreement, Employee shall not be entitled to a pro rata bonus hereunder with respect to the year in which Employee's employment terminates. In any year with respect to which (i) Employee is not employed on the last day of such fiscal year and (ii) Employee is entitled to receive a pro rata bonus, as described in the preceding sentence, the amount of such bonus, prior to such pro ration, shall be the amount of Employee's bonus for the prior fiscal year.

     c. ADJUSTMENTS TO BASE SALARY AND BONUS. The Chief Executive Officer of the Company may, in his sole discretion, increase (but not decrease) the Employee's Base Salary and Bonus to take into account conditions outside the control of Employee.

     4. OFFICE FACILITIES. The Company shall furnish the Employee with a private office, supplies, secretarial assistance, equipment, and such other facilities and services suitable to his position and adequate for the performance of his duties.

     5.   EXPENSES.

     a. GENERAL. Employee is authorized, in carrying out his duties and responsibilities hereunder, to make reasonable expenditures on behalf of the Company for meetings, dues, journals, travel, entertainment, and appropriate gifts. The Company will promptly reimburse the Employee for such expenditures upon his compliance with the expense reimbursement policies of the Company in effect from time to time.

     b. RELOCATION EXPENSES. The Company agrees to reimburse Employee for 100% of his reasonable expenses incurred in relocating Employee and his dependants from the Kansas City, Missouri area to the Chicago, Illinois area, including but not limited to the cost of transporting household goods, the cost of house hunting trips for Employee and Employee's spouse (including meals, lodging and rental car), the cost of storing Employee's household goods until such time as Employee finds permanent housing in the Chicago, Illinois area, and the cost of transporting Employee, his dependents and any household pets to the Chicago area. In addition, the Company agrees to pay or to reimburse Employee for the cost of a real estate relocation

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service, such service to be mutually agreed upon, to guarantee the sale of
Employee's current residence at fair market value.

     c. TEMPORARY HOUSING. The Company agrees to reimburse Employee for the cost of temporary housing in the Chicago, Illinois area for a period not to exceed ninety (90) days from the date of this Agreement, such reimbursement not to exceed Fifteen Thousand Dollars ($15,000).

     6. VACATIONS. Employee shall be entitled to twenty (20) vacation days per calendar year (based on a five (5) day work week) to be taken in accordance with the Company's normal vacation policies in effect from time to time; provided, however, that vacation days available but not used by Employee in a calendar year may not be cumulated or carried over into subsequent years. These vacation days shall be concurrent with and not in addition to the vacation provided by Empress Casino Hammond Corporation.

     7. AUTOMOBILE. The Company shall provide Employee with, or reimburse Employee for, a luxury automobile mutually selected by Employee and the Company, for Employee's exclusive use. The automobile may be replaced by Employee after it has been in service three years or, if leased, upon expiration of the lease. Employee's expenses of automobile maintenance, repair and insurance shall be reimbursed by the Company in accordance with the expense reimbursement policies of the Company. This provision shall be implemented as necessary to avoid duplication of benefits provided by Empress Casino Hammond Corporation.

     8.   EMPLOYEE BENEFIT PLANS; FRINGE BENEFITS.

     a. GENERAL. Employee shall be entitled to participate in all of the employee benefit plans and fringe benefits which the Company makes available to its employees on the same terms and conditions as any other executive level employee of the Company, except as otherwise provided in this Agreement and except to the extent necessary to avoid duplication of benefits provided by Empress Casino Hammond Corporation.

     b. LIFE INSURANCE. During the term of this Agreement, including any extensions thereof, the Company shall provide, subject to Employee's insurability, Employee with a term life insurance policy, with the beneficiaries to be designated by Employee, in addition to any life insurance benefits that may be available to Employee under the terms of any group term life insurance plan offered to employees of the Company generally, in an amount equal to $4,000,000. In the event of the termination of Employee's employment with the Company, Employee shall have the right, subject to the terms and conditions of such policy, to assume and continue at his own expense such policy. This provision shall be implemented as necessary to avoid duplication of benefits provided by Empress Casino Hammond Corporation.


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     9.   TERMINATION.

     a. CAUSE. This Agreement shall terminate without any liability to or upon the Company other than to pay Base Salary for services rendered prior to the date of termination and Bonus for years prior to the year in which the termination occurs, to the extent earned but not yet paid, if Employee is terminated for "Cause." "Cause" shall be defined as: (i) Employee's theft or embezzlement or attempted theft or embezzlement of money or tangible or intangible assets or property of the Company or its employees; (ii) any act or acts of moral turpitude by Employee materially injurious to the interest, property, operations, business or reputation of the Company; (iii) Employee's conviction of a felony materially injurious to the interest, property, operations, business or reputation of the Company; (iv) gross negligence or willful misconduct in the performance of Employee's duties; (v) Employee's willful neglect of his duties under this Agreement; (viii) Employee's failure to pass a drug test administered by the Company and/or failure to obtain, suspension or revocation of Employee's gaming license in Illinois.

     b. DEATH OR DISABILITY. In the event of the death or "Disability" of Employee, this Agreement shall terminate without any liability to or upon the Company other than (i) to pay Base Salary and earned benefits for services rendered prior to the date of termination, and Bonus for years prior to the year in which the termination occurs, to the extent earned but not yet paid, (ii) to pay a pro rata Bonus determined as set forth in Section 3 for the year in which the termination occurs; (iii) to make all payments of Base Salary required hereunder to the Employee through the next Scheduled Termination Date of this Agreement; and (iv) in the case of Disability, to continue to provide health insurance to Employee under the health insurance program provided by the Company to employees generally, from time to time, through the next Scheduled Termination Date of this Agreement, provided that Employee makes any required employee contributions therefor. Employee's right to continue health care coverage under applicable law shall commence as of the date that Employee's health care coverage under this Section 9. ends. "Disability" shall be defined as Employee's inability, as determined reasonably and in good faith by the Company, acting in consultation with a physician selected by it, to the extent reasonably and in good faith necessary, due to illness, accident, injury, physical or mental incapacity or other disability, effectively to carry out his duties under this Agreement for ninety (90) consecutive days or shorter periods aggregating ninety (90) days (whether or not consecutive) during any one-year period.

     c. RESIGNATION. In the event that Employee resigns his employment with the Company, other than at the expiration of the term of this Agreement, the Company shall have no liability other than to pay Base Salary and earned benefits for services rendered prior to the date of resignation and Bonus for years prior to the year in which the resignation occurs, to the extent earned but not yet paid, and, except as required by applicable law, he shall not be entitled to any compensation or benefits beyond his last day of employment. Employee agrees to provide not less than sixty (60) days written notice to the Company prior to his resignation.

     d. TERMINATION WITHOUT CAUSE. If the Company terminates Employee's employment for reasons other than Cause, death, Disability or Change in Control (as defined in the Long-Term Incentive Agreement entered into between the parties), this Agreement shall terminate,

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without any liability to or upon the Company other than (i) to pay Base Salary and earned benefits for services rendered prior to the date of termination, and Bonus for years prior to the year in which the termination occurs, to the extent earned but not yet paid, (ii) to pay a pro rata Bonus determined as set forth in
Section 3 for the year in which the termination occurs, such Bonus to be payable within thirty (30) days following termination of employment, (iii) to make all payments of Base Salary required hereunder to the Employee through the Next Scheduled Termination Date of this Agreement (the "Severance Period"), and (iv) to continue to provide health insurance to Employee under the health insurance program provided by the Company to employees generally, from time to time, through the next scheduled termination date of this Agreement, provided that Employee makes any required employee contributions therefor. Employee's right to continue health care coverage under applicable law shall commence as of the date that Employee's health care coverage under this Section 9 ends upon the close of the Severance Period.

     10. CHANGE IN CONTROL. Notwithstanding anything contained herein, or in any other agreement between the Company and Employee, or benefit or compensation plan under which the Employee participates, to the contrary, in the event that any amounts due Employee hereunder or under any other plan or program of the Company or other agreement between the Company and Employee, constitute "parachute payments", within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the amount of such parachute payments, when reduced by the federal excise taxes due and owing on such parachute payments, if any, is less than the amount Employee would receive if he were paid only three (3) times his "base amount", as that term is defined in section 280G of the Code, then, in lieu of all payments hereunder which are parachute payments, Employee shall be paid, in cash, an amount equal to three
(3) times his base amount less one dollar ($1.00). The determinations to be made with respect to this Section 10 shall be made by an independent auditor jointly selected by the parties.

     11. INDEMNIFICATION. Employee shall have the benefit of indemnification as provided under applicable law and the bylaws of the Company. The Company shall cause Employee to be covered by the current policies of directors' and officers' liability insurance covering directors and officers of the Company, copies of which have been provided to Employee, in accordance with their terms, to the maximum extent of the coverage available for any director or officer of the Company. The Company shall use commercially reasonable efforts to cause the current policies of directors' and officers' liability insurance covering directors and officers of the Company to be maintained throughout the term of Employee's employment with the Company and for such period thereafter as may be necessary to continue to cover acts of Employee during the term of his employment (provided that the Company may substitute therefor, or allow to be substituted therefor, policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect).

     12. CONFIDENTIAL INFORMATION. Employee, during the period of his employment by the Company and thereafter, irrespective of whether the termination of his employment is voluntary or involuntary, will not directly or indirectly (without the Company's prior written consent), use for himself, or use for or disclose to any other party, any confidential information regarding the Company. For purposes of this Agreement, such confidential information shall include any data or information regarding the business of the Company or any subsidiary or affiliate of the Company that is not generally known to the public, including without limitation any confidential information or data regarding the plans of the Company or its affiliates or the business methods of the Company or its affiliates not in general use by others.

     13. NON-SOLICITATION. Employee agrees, that during the term of his employment with the Company and for a period of one (1) year following the termination of his employment with the Company for any reason, he will not, directly or indirectly, on his own behalf or on behalf of any other person or entity, solicit, induce or attempt to solicit or induce: (i) any then current employee, representative, or independent contractor of the Company or its affiliates to terminate or modify his, her or its employment or business relationship with the Company or such affiliate; (ii) any then current customer of the Company or its affiliates with which Employee had personal contact during his employment or about which Employee had access to confidential information regarding such customer to terminate or modify its use of the Company's, or such affiliate's, products and services; or (iii) any then current vendor, supplier, service provider, or other business relation of the Company or its affiliates to terminate or modify his, her or its relationship with the Company or such affiliate.

     14. NON-COMPETITION. Employee agrees that during the term of his employment with the Company and for a period of one (1) year following the termination of his employment with the Company for any reason other than (i) termination at the Next Scheduled Termination Date of the Agreement or (ii) termination without Cause, in the counties of Lake, Cook, Kane, Will, DuPage or McHenry, in the State of Illinois, and the counties of Lake, Porter and LaPorte, in the State of Indiana, he will not, directly or indirectly, on his own behalf or on behalf of any other person or entity, represent, engage in, be employed by, furnish consulting services to, or have any interest in (whether as an agent, director, officer, owner, partner, principal, proprietor, representative, shareholder, or otherwise) any business located in the aforementioned counties that is competitive with the Company's, or such affiliate's, products or services in such counties or that would benefit from access to the Company's, or such affiliate's, confidential information (as defined in Section 12). Employee's ownership, in itself, of one percent or less of the outstanding publicly traded securities of any class of a corporation shall not be violation of this Section 14 so long as Employee does not participate in the conduct of the business of such corporation, in such counties.

     15. REASONABLE RESTRICTIONS. Employee acknowledges that the covenants contained in Sections 12, 13 and 14 of this Agreement are reasonable in scope, area and duration, are necessary to protect the Company's confidential information, trade secrets, and near permanent, permanent and/or long-standing relationships with its customers, and will not materially affect Employee's ability to be employed after his employment with the Company . Employee further agrees that in the event of an actual, attempted, or threatened breach by Employee of Section 12, 13 or 14 of this Agreement, the Company shall be entitled to injunctive relief to enjoin such conduct in addition to any other available legal or equitable remedies.

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

     16. WAIVER OF BREACH. The waiver by the Company or Employee of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Company or Employee.

     17. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of both the Company and Employee and their respective successors, assigns, heirs, and legal representatives, but neither this Agreement nor any rights hereunder may be assigned by the Company or Employee without the written consent of the other party.

     18. AMENDMENTS. No amendments or variations of the terms and conditions of this Agreement shall be valid unless the same is in writing and signed by all of the parties hereto.

     19. SAVINGS CLAUSE. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not effect the validity and enforceability or any other provision hereof.

     20. NOTICE. All notices provided for by this Agreement shall be in writing and shall be transmitted either by actual delivery of the notice into the hands of the parties hereunto entitled, or by the mailing of such notice in the United States Mail to the address, as set forth above, or such other address as such party shall have provided to the other by written notice, of the parties entitled thereto by certified or registered mail, return receipt requested. The notice shall be deemed to be received in case of actual delivery on the date of its actual receipt by the parties entitled thereto and in case of delivery by mail on the date of the return receipt.

     21. GOVERNING LAW. This Agreement shall be governed both as to interpretation and performance under the laws of the State of Illinois. This Agreement is subject to review by the Illinois Gaming Board and may be subsequently disapproved or canceled by the Illinois Gaming Board in accordance with applicable rules.

     22. CONFIDENTIALITY OF AGREEMENT. The Company and the Employee agree not to disclose the terms of this Agreement to any third party, except as may be required by law. A copy of this Agreement shall be filed with the applicable state regulatory agency, if so required.

     23. ALLOCATION. The Company and the Employee acknowledge that, concurrent herewith, Employee is entering into an agreement pursuant to which he will serve as President of Empress Casino Hammond Corporation (the "Empress Hammond Agreement") and that the compensation and benefits earned by Employee under this Agreement are not intended to duplicate the compensation and benefits earned by Employee from Empress Casino Hammond Corporation. The Company will cooperate with Empress Casino Hammond Corporation to fairly allocate costs and expenses in the employment of Employee in a manner commensurate with the

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

relative efforts and time commitment provided by Employee to the Company and to Empress Casino Hammond Corporation. Notwithstanding the right of the Company and Empress Casino Hammond Corporation to allocate costs and expenses as set forth herein, as between Employee and the Company and Empress Casino Hammond Corporation, the liability of the Company hereunder and Empress Casino Hammond Corporation under the Empress Hammond Agreement to Employee shall be joint and several as to both agreements.

     IN WITNESS WHEREOF, this Agreement has been executed, in one or more counterparts, each of which shall be deemed to be an original, by the Company and Employee as of the date first written above.



EMPRESS CASINO JOLIET               EMPLOYEE:
CORPORATION

By: /s/[Signature Illegible]^^      /s/ Joseph J. Canfora
   ---------------------------      ---------------------------
     Chairman of the Board              Joseph J. Canfora

                             SCHEDULE A CONTINUED

                                  SCHEDULE A

             TO THE EMPLOYMENT AGREEMENT (THE "AGREEMENT") BETWEEN
               EMPRESS CASINO JOLIET CORPORATION (THE "COMPANY")
                                      AND
                      JOSEPH J. CANFORA (THE "EMPLOYEE")

Except as set forth below, the amount of the Bonus to which Employee is entitled under Section 3.b. of the Agreement, shall be determined in accordance with the following table, as determined by the Company's independent accountants, of the Company, Empress Casino Hammond Corporation and LMC Leasing, Ltd.
(collectively, the "Affiliated Companies"):

          COMBINED EBITDA                      AMOUNT OF BONUS
     -------------------------------------------------------------------------
     $100 MILLION OR LESS          The amount of the Bonus, if any, shall be
                                   determined by the Board of Directors of the Company, in its sole discretion

     IN EXCESS OF $100 MILLION     3.913% of one-half of the combined
                                   after-tax earnings of the Affiliated
                                   Companies less Base Salary

The bonus level shall be determined based on the combined earnings of the Affiliated Companies before net interest expense, taxes, depreciation and amortization ("Combined EBITDA") for the fiscal year for which the Bonus is being determined. The Bonus is calculated with reference to combined earnings of the Affiliated Companies after interest expense, depreciation, amortization and taxes for such year.

In the event of a Change in Control (as defined in the Long-Term Incentive Agreement entered into between the parties) with respect to one or more of the Affiliated Companies, then, with respect to the year in which such Change in Control occurs, Employee shall receive a pro rata Bonus with respect to the company(ies) with respect to which a Change in Control has occurred, and shall receive a Bonus, with respect to remaining company(ies) (the "On-going Company(ies)"), in each case determined on the basis of the combined EBITDA of the Affiliated Companies in the fiscal year prior to the fiscal year in which such Change in Control occurs, multiplied by a fraction, the numerator of which is the portion of the combined EBITDA for such prior fiscal year which is attributable to (i) the company(ies) with respect to which the Change in Control occurred, in the case of the Bonus with respect to such company(ies) and (ii) the On-going Company(ies), in the case of the Bonus with respect to such company(ies), and the denominator of which is the total combined EBITDA of the Affiliated Companies for such prior fiscal year.

                             SCHEDULE A continued

                          EXAMPLE OF BONUS CALCULATION

ASSUMPTIONS:

     1. Combined earnings of the Affiliated Companies before net interest expense, income taxes, depreciation and amortization ("Combined EBITDA") is $105 million

     2. The sum of net interest expense, depreciation and amortization for the Affiliated Companies is $37 million

     3. Combined federal, state and local income tax rate is presently 43% (paid at the shareholder level for S-corporations)

CALCULATION OF BONUS:

The bonus level is based on the Combined EBITDA of $105 million. Therefore, the bonus level is 3.913% of one-half of the combined after-tax earnings of the Affiliated Companies.

Combined after-tax earnings is equal to the Combined EBITDA less interest expense, taxes, depreciation and amortization:

     Combined after-tax earnings = Combined EBITDA minus (the sum of interest, depreciation and amortization) minus (taxes on Combined EBITDA less interest, depreciation and amortization)

     Combined after-tax earnings = $105 million - $37 million - (43% x ($105 million- $37 million))

     Combined after-tax earnings = $105 million - $37 million - $29.24 million

     Combined after-tax earnings = $38,760,000

Bonus is equal to 3.913% of one-half of the combined after-tax earnings of the Affiliated Companies less Base Salary

     Bonus = (3.913% x (50% x Combined after-tax earnings)) - Base Salary

     Bonus = (3.913% x (50% x $38,760,000)) - $500,000

     Bonus = (3.913% x $19,380,000) - $500,000

     Bonus = $758,339.40 - $500,000

     Bonus = $258,339.40

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